Exhibit 99

FINAL TRANSCRIPT

Conference Call Transcript

EPIC - Q1 2005 Epicor Software Earnings Conference Call

Event Date/Time: Apr. 20. 2005 / 5:00PM ET

Event Duration: N/A

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

CORPORATE PARTICIPANTS

George Klaus

Epicor - Chairman, President and CEO

Michael Piraino

Epicor - SVP and CFO

Valerie Brody

Epicor - VP IR and Corporate Communications

CONFERENCE CALL PARTICIPANTS

Jason Brueschke

Pacific Growth - Analyst

John Mietta

Needham and Company - Analyst

Mark Chapelle

Key Bank Capital Markets - Analyst

Brad Reback

CIBC World Markets - Analyst

Jim Yin

EKN, Inc. - Analyst

PRESENTATION

Operator

Good day, everyone and welcome to Epicor Software Corporation’s first quarter earnings conference. As a reminder, today’s call is being recorded. Now I would like to introduce your speakers for today’s call. George Klaus, Chairman, President and Chief Executive Officer; Michael Piraino, Senior Vice President and Chief Financial Officer; and Valerie Brody, Vice President of Investor Relations and Corporate Communications.

Now At this time I would like to turn the conference over to Valerie Brody. Please go ahead.

Valerie Brody - Epicor - VP IR and Corporate Communications

Thank you, Audrey, and good afternoon, everyone. Welcome to Epicor’s first quarter 2005 earnings conference call. I would like to introduce Epicor’s Chairman, President and CEO, George Klaus and Senior Vice President and CFO Michael Piraino. The agenda for today’s call will be an introduction by George, followed by Michael’s review of key financial results. George will then discuss quarterly highlights and guidance for the second quarter and the remainder of 2005. The discussion will then be followed by a question and answer session.

Before we begin, however, I would appreciate your patience as I review the required safe harbor statement. The discussion on this call today will include forward-looking statements. These forward-looking statements include statements regarding expected revenues and earnings, expected new product releases and other statements that are not historical fact. Actual results may differ materially from those expressed or implied in the forward-looking statements. For a discussion on such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, please see our annual report on form 10K for the year ended December 31st, 2004 at pages 16-24.

Our presentation will also include the discussion of certain non-GAAP financial measures such as organic revenues and adjusted earnings which exclude amortization of acquired intangible assets, stock-based compensation expenses and restructuring charges and other net of tax. The most directly comparable GAAP financial measures and information reconciling the non-GAAP measures to the Company’s GAAP results are part of our earnings release which is available on our website at www.epicor.com under the investor section.

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I would like to just also note that we mailed our proxy to shareholders as of the record date of March 21st and will be holding our annual meeting on May 19th. And with that, I’ll turn the call over to George.

George Klaus - Epicor - Chairman, President and CEO

Thank you, Valerie and thanks to everyone for joining us today. Today we reported solid first quarter performance and results. Both revenue and earnings met our internal plans and previously issued guidance for the quarter. As all of you know, the first quarter is typically a seasonally tough quarter, and given what we have seen reported in the tech sector over the last few weeks we are very pleased with our results.

We are confident in our continued growth for the second quarter, and for the remainder of the year. We reported revenues of $67.3m, an increase of over 55 percent over first quarter last year and 10 percent organic growth, excluding Scala’s contribution. Scala revenues of $19.8m reflect the 13 percent growth rate over the last year. Licensed revenues of $16.7m were up 60 percent year-over-year, with organic licensed growth up 18 percent year-over-year.

We reported $0.11 GAAP EPS and $0.17 adjusted EPS in the quarter. Net income was up 79 percent year-over-year. We continue generating cash from operations, ending the quarter with a cash position of $53.5m. Typically in the first quarter, we have a significant cash usage or year end bonuses and commissions. In addition, as we indicated last quarter, we began paying off our credit line at $5m per quarter, which is currently now $20m outstanding and we have just announced that we have increased our credit line to $50m.

With that, I would like to turn the call over to Michael to review the details of our results, and then I will give you an overview of our core business, review our highlights and provide some second quarter guidance and our increased guidance for the remainder of 2005. Michael.

Michael Piraino - Epicor - SVP and CFO

Thanks, George, and good afternoon or good evening to everyone. Total revenues for the first quarter of 2005 were $67.3m, up 55.3 percent. Licensed revenues of $16.7m were up over 60 percent from a year ago. For the quarter, Scala Business Solutions contributed approximately $19.8m in total revenue and $4.4m in licensed revenue.

Consulting and maintenance revenues for the first quarter of 2005 were $49.7m compared with $32.5m last year, up 53 percent. For the first quarter, we reported GAAP net income of $6.3m or $0.11 per diluted share on weighted average shares outstanding of $56.6m, compared with net income of $3.5m, or $0.07 per diluted share in the prior year’s period.

Adjusted earnings for the quarter were $9.5m or $0.17 per diluted share, compared with adjusted earnings of $6.2m or $0.12 per diluted share in the same period last year. As a reminder, adjusted earnings exclude amortization of acquired intangible assets, stock-based compensation expense and restructuring charges, all of which are reported net of income tax effect.

Some additional income statement highlights include the following: international revenues for the quarter were approximately 42 percent of total revenue. Maintenance revenues representing over 49 percent of total revenues for the quarter, grew 59 percent due to Scala contribution, successful win back programs and the introduction of premium maintenance support programs. Company-wide renewal rates exceeded 90 percent for all of our product lines. This revenue stream is our most profitable from a gross margin standpoint. We had other revenue of $941,000 for the quarter relating to hardware sales bundled with certain software transactions.

Head count at quarter end was 1,492 full-time equivalents, an increase of 64 employees for the quarter. Employees were added in key areas such as business development reps and professional services here in the U.S. and sales and support in Europe.

Overall, gross margin decreased 130 basis points versus last year to 59.2 percent for the quarter. This decrease is primarily attributable to the payment of some prior period royalties associated with an acquisition made in 2003 and what we considered to be a temporary decline in consulting gross margin.

Consulting gross margin was 20.5 percent for the quarter compared to 27.3 percent for the same period last year. Consulting gross margin was impacted by significant training and education efforts and the recruitment of new consultants required to support our recent Vantage 8.0 release. We expect gross margin percentage for professional services to recover to mid to high 20’s for the balance of the year.

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Sales and marketing increased approximately $4.3m versus last year, but continue to decline as a percentage of revenue to 20.9 percent versus 22.6 last year. The dollar increase is directly attributable to an increase in licensed revenue and the associated commission expense for the quarter.

Software development is $7.4m or 11 percent of revenue versus $5.8m or 13.3 percent in the same period last year. Although down as a percentage of revenue, R&D spend is up 28 percent year-over-year as the Company focused on key product development areas.

General and administrative expenses, exclusive of stock-based compensation and provisions for doubtful accounts increased $5m versus last year, but decreased $1.9m versus last quarter. This decrease, when compared to the fourth quarter of 2004, is due primarily to much lower SOX 404 compliance costs. The Company received an opinion from its outside auditors on its section 404 compliance at year end. We are actively working on completing management’s internal control assessment for Scala Business Solutions and expect that work to be complete sometime in the middle of this year.

The provisions for income taxes was approximately 6.5 percent for the quarter and is related to the alternative minimum tax and also includes a provision for the foreign entities not covered by net operating loss carry forwards.

Other income includes a foreign exchange loss of $540,000 or approximately $0.01 per diluted share relating to the Sterling and the Dollar gaining against the Euro during the quarter. As part of an overall treasury management project, we are addressing our FX risk and expect there to be less impact in our income statement as a result of this effort going forward.

Cash flow from operations was approximately $5.8m. Now transitioning to the balance sheet. As George pointed out, we finished the quarter with cash balances at $53.5m. Cash collections for the first quarter were a phenomenal $84.3m, representing 125 percent of revenue. Driving DSO down to 60 days from 69 last quarter. We see DSOs in the mid to high 50’s for the remainder of the year with a slight tick up in Q4.

Our consolidated allowance for bad debt of $6.6m we feel is adequate to cover any exposure for uncollectible accounts and we are convinced that the aging is in really good shape.

Intangible assets were $44.4m which are being amortized over the expected useful life which ranges from two to seven years. Goodwill was $84.5m at quarter end, the increase in goodwill for the quarter was attributable to the acquisition of a small Scala [VAR] in Europe.

Deferred revenue increased to $60.7m from $60.2m last quarter. As of March 31, 2005 the Company had $25m outstanding in long-term debt, priced at approximately 4.2 percent. Based on the strong cash flow from operations posted this quarter, we made another principal payment of $5m in April 2005, reducing our outstanding obligations to the banks to $20m. We are in compliance with all debt covenants associated with the line of credit.

Finally, we’ve expanded our credit facility from $30m to $50m and in the process added two new banking relationships from a credit standpoint. Overall, even given the Q1 seasonality, we had an excellent quarter and a really good start to the year. With that, I will turn the call back over to George.

George Klaus - Epicor - Chairman, President and CEO

Thank you, Michael. Now I would like to give you an overview of our core business and some highlights and achievements of this quarter. We continue to grow our core business, adding 194 new customers in the quarter. As you know, new customers are the life blood of any business.

We continue to leverage our R&D capabilities around the world, delivering over 56 product upgrades and enhancements released across Epicor’s suite of solutions.

We continue to build momentum with our vertical offerings, in particular our service enterprises and hospitality solutions. We have seen steady traction in the marketplace and are aggressively targeting these particular industries where we have seen success and higher average selling prices.

Our Vantage 8.0 migration tool set and training programs are in place. This month, April, we launched an exclusive customer road show series to build awareness for the Vantage 8.0 migration program. Already over 500 manufacturing customers have now registered for our 11 city tour. We believe this upgrade cycle represents significant upside to our business over the next few years.

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In addition, Vantage 8.0 launches in China this month where we are confident there is a strong demand for discreet manufacturing mid-market software. Following the acquisition of Scala, we now have approximately 85 people in Asia selling, servicing and supporting our products.

We were recognized with a number of awards during the quarter. We received Software Council of Southern California Company of the Year Award from the 2005 Software Industry Award finalists, in competition with QAD and SysPro. We were also awarded for the third time the winner of the Progress Partner of the Year Award. We have been recognized as a finalist in the AEA Orange County High Tech Innovative Product Technology category with Vantage 8.0, the industry’s first manufacturing solution based on 100 percent service-oriented architecture. And, we were recognized in Supply and Demand Chain Executive Magazine in its third annual listing of Pros to Know for domain knowledge and innovative thinking with the supply chain software industry.

Also, we continue to focus on customer satisfaction as one of our highest corporate initiatives. We have launched a tiered level of support that will become first available for our enterprise customers. Also, our new customer support portal, Traffic Web, launched this month offers unparalleled features, managed access and self-help functions to allow customers a complete view of their document and support requirements.

Our new portal is a product that will be available this quarter, currently scheduled to go GA in June, our latest portal solution is built on .NET web services framework with Microsoft Sharepoint Integration and leading edge security features. The new portal will be integrated across our portfolio of products.

Now let me review our second quarter guidance with you. We expect to achieve total revenues of $68.5m and $0.22 adjusted EPS based on an estimated weighted average share count of 57m shares. We feel confident in our second quarter, which is seasonally strong. We are raising our previously issued 2005 total revenue guidance from $274m to $276m and our adjusted EPS for fiscal 2005 from $0.84 to $0.88 using an estimated weighted average share count again of 57m shares.

The increase in annual adjusted EPS is in part due to the fact that we will not expect to incur stock option expense in the second half of the year as previously planned. Pursuant to FASB Statement 123R, we now expect to expense stock options beginning in 2006.

In closing, I believe we are positioned with products that are well-received and an expanded global distribution team to continue to drive our performance and outstanding growth opportunities throughout 2005 and beyond. With that, operator, I will open it up for questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator instructions) Our first question will come from Jason Brueschke with Pacific Growth Equities.

Jason Brueschke - Pacific Growth - Analyst

Thank you. Yes, I was worried we might have a problem with the Q&A. Let me start with the linearity in the quarter. It looks as if you guys started out extremely strong. Some of the press releases you have put out about some of the major new customer wins on Vantage 8.0. It certainly led me to believe that you guys might come in a little bit stronger in the quarter on your total revenues, maybe on the license number. Could you tell us how the linearity went and the foreign exchange hit that Michael talked about, did that end up coming in and impacting mostly the licensed number in the , and can you give me a little clarity on that as well? Thanks.

George Klaus - Epicor - Chairman, President and CEO

Jason, we strive for 25-25-50 percent on a monthly basis throughout the quarter with our licensed revenue. As I have stated in the past, the linearity of maintenance and consulting is pretty much linear throughout the quarter, but we do see a spike in the third month on licensed revenue. I think we were probably pretty close to the 25-25-50. I think we ended the second month of the quarter in the high 40’s in terms of where we were. So the linearity did come in.

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While we would have liked to have a little more licensed revenue also, I would say we didn’t particularly push for all kinds of extra, last minute business in the quarter which would happen at the end of the year when people are into the high end of their comp packages. So it was a pretty normal quarter in that regard.

Jason Brueschke - Pacific Growth - Analyst

I guess the question is on the foreign exchange, I think you said you lost, there was an adjustment of about $540,000. That, as you said, kind of worked out to a penny. Maybe you would have done $0.18 cents instead of $0.17. Does that come in affecting your licensed sales primarily, or is that going to be licenses as well as your maintenance and consulting revenues together? How does that kind of work?

I know with the licenses being back end loaded but the other revenue streams periodic with more of a straight line linearity, with the way the Dollar traded versus the Euro, did we see that hit the licensed more as a result of the timing of the revenues in the quarter?

Michael Piraino - Epicor - SVP and CFO

Yes, Jason, this is Michael. Let me take that. You are right, the Dollar picked up against the Euro as did the Sterling pick up against the Euro for the quarter, and it kind of accelerated during the quarter, so it might have been a little back-end loaded. But that FX loss really comes as a result of two things. One is just translating foreign revenues and expenses at different rates during the quarter, so that would have had really no specific impact on any one revenue line item. That was about half of the loss.

The other loss comes from translating back fairly significant inter-company balances which of course you don’t see on the consolidated results, but between subsidiaries we have inter-company balances. So it was split about half and half. So again, I wouldn’t take anything from the way the rates moved in terms of implying what that would have done or not done to licensed revenue. I think it hit all revenue sources pretty much equally.

Jason Brueschke - Pacific Growth - Analyst

Great, Michael. Since I have you, you seemed on your other income, that seemed to have been positive most of last year and if I am doing this right you have a loss of almost $500,000 this quarter on expense. Could you tell me what went on there? Because I certainly had modeled you to have probably $500,000 positive instead of almost $500,000 negative.

Michael Piraino - Epicor - SVP and CFO

We really have three things that affect that line. One is interest income on our cash portfolio. We are earning, depending on the locality, we are earning somewhere in the low 2 percent yield in terms of interest income. Now our interest expense, which offsets that line, as I think I indicated in my script, we are paying about 4.2 percent on that. So that certainly is expense.

And then we never budget FX loss because we just don’t know, we don’t have the – there are people a lot smarter than me that can try to figure this out, so we basically budget FX loss at zero throughout the year, and if it swings, it swings one way or the other.

So typically you would expect with our cash flow balances being much higher than our debt balances, even though the rates are higher on the debt, we should experience a little bit of a positive number on that particular line for the balance of the year, assuming we don’t have any more FX losses or gains.

That is kind of a long way around answering it, but that line really swings as a result of foreign currency translation and we are tackling that in terms of repatriating cash and doing some – not really hedging, but some natural hedging I guess I should say to try to eliminate the impact that FX has on the P&L.

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Jason Brueschke - Pacific Growth - Analyst

Okay, great. Can I maybe switch to two quick other subjects? The customer satisfaction, you guys point out the new tiered level of support. Could you maybe give us a little color on what the tiers are in terms of the maintenance now? If I chose the high level, what percentage of the licensing am I paying? Do we have two levels now or do we have three or more levels?

And can you give us some early feedback on customers uptake and the desire to take that premium level of service?

George Klaus - Epicor - Chairman, President and CEO

We have three levels and the top level is at 30 percent of licensed revenue and we have piloted now on our enterprise business only and we are getting some customers to take that. I don’t think it is an enormous amount yet, it is still in the single digits, but we are looking forward to moving our total average maintenance rate to probably somewhere around 20 percent as a result of offering the tiered level.

Jason Brueschke - Pacific Growth - Analyst

Okay, that is great. And then just the last question. Can you guys give us an update on the competitive landscape out there, and maybe just the demand environment as well? We saw a lot of companies in software miss this quarter. You guys made your number, your guidance at least, and seem to have weathered this storm. Are you in an environment where just your verticals are spending more, and/or are you seeing the competitive strength from some of the consolidation that has gone on over the last 18 months really starting to benefit you in the early parts of the year in terms of setting the cycle?

George Klaus - Epicor - Chairman, President and CEO

All right, Jason. Well, you know, we have been extremely consistent in our performance and even last year in Q2 when the software industry was in the funk, everybody was asking us the question, how did you guys make your numbers? And in the evaluation that we continue to do, I think you hit on the fact that you we have focused on verticals and we continue to not get hit so bad by the total horizontal market because we are focused on some specific verticals which are doing well.

In addition to that, I believe we have a sales force that is quite tenured right now and knows what they are doing and we have a product line that is extremely well-accepted in the marketplace. Our manufacturing solutions are, I think, second to none and we really don’t have a lot of competition out there from anybody, particularly in the State side.

In addition to that, we see our pipelines continuing to strengthen which is extremely rewarding. And if we feel if we can get 3X pipeline we feel like we are in good shape going into a quarter to achieve the goal of the quarter and we see a 3X pipeline in Q2.

Jason Brueschke - Pacific Growth - Analyst

Great. I will let other people ask questions now. Thanks.

George Klaus - Epicor - Chairman, President and CEO

Thanks.

Operator

The next question will come from Richard Davis with Needham and Company.

John Mietta - Needham and Company - Analyst

Hi, thanks. It is actually John Mietta for Richard. First question, Michael, on the R&D line it kind of ticked up Q1 over Q4. Would you expect that to grow sequentially throughout the rest of the year, or is that the up and down, kind of choppy?

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Michael Piraino - Epicor - SVP and CFO

I don’t think it will be up and down. I think as a percentage of revenue it ought to stay about where it was for the balance of the year, what it was in the first quarter. So I don’t see anything unusual there.

John Mietta - Needham and Company - Analyst

Okay. And do you guys plan to add the head count in the sales organization throughout the rest of the year?

George Klaus - Epicor - Chairman, President and CEO

Only slightly. I believe we went on a big hiring spree so we could get everybody on board for the first year. We have our kick-off meeting which we call Focus and we have 400 people in Irving at that kick-off meeting and where we spend a week training and not only on product but on all kinds of sales strategies and program management and stuff. So we put on a big effort to get most of the sales people on board so they are here for that meeting.

There will be some slight increase over the year, but not a lot.

John Mietta - Needham and Company - Analyst

Okay. And then George, I was wondering if you could comment briefly on cross-selling opportunities that you saw in the quarter between Scala and the Epicor base?

George Klaus - Epicor - Chairman, President and CEO

Well we continue to see cross-selling opportunities. We have sold some of our Vantage products in the Scala accounts; we certainly are selling Scala products into more North America accounts as we start to penetrate North America with the Scala product. That is not necessarily cross-selling, but it is taking advantage of a very, very weak organization that Scala had. It is augmenting a very weak organization that Scala had in North America by us using our own sales force to sell more product in North America.

So we continue to, we still haven’t put the Scala financials on our Vantage products which will allow us to – we are working on that, but we haven’t completed it yet – which will allow us to penetrate much more thoroughly the international market with the Vantage product. So that should be ready some time in the second half of the year.

John Mietta - Needham and Company - Analyst

Okay, great. Thank you.

Operator

We will now hear from Mark Chapelle with Key Bank Capital Markets.

Mark Chapelle - Key Bank Capital Markets - Analyst

Hi, good afternoon. Just a couple of questions here, most of my questions have been answered. First, could you just address the large deals in the quarter, whether you had any deals over $1m?

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George Klaus - Epicor - Chairman, President and CEO

We didn’t have any deals over $1m. We show the top 10 deals to our board at every meeting and the lowest deal was $200,000 of the top 10, so we had deals above $500,000 and $200,000 was low in the top 10. We did not have a $1m deal.

And as I mentioned earlier, we did get 194 new customers in the quarter. That is new logos, that is not selling to our installed base right now, that we have right now, that is new logos which is excellent for Q1.

Mark Chapelle - Key Bank Capital Markets - Analyst

Yes, good work. On the vertical industries, can you address what vertical industries maybe gave you some surprises either on the upside or the downside in the quarter?

George Klaus - Epicor - Chairman, President and CEO

I don’t think we had any surprises. Our manufacturing product continues to be well-accepted. The Vantage 8.0 product, we are installing it in 50 sites right now. It is currently being installed in a little over 50 sites which we would expect to go live sometime in the next two to three months and that product has been extremely well-accepted and we don’t see a lot of competition for that product in the market.

Mark Chapelle - Key Bank Capital Markets - Analyst

On organic growth, I believe you said organic growth is about 10 percent, did I catch that right?

George Klaus - Epicor - Chairman, President and CEO

Yes.

Mark Chapelle - Key Bank Capital Markets - Analyst

Okay.

George Klaus - Epicor - Chairman, President and CEO

That is the Epicor side.

Mark Chapelle - Key Bank Capital Markets - Analyst

On the core Epicor side. How about the Scala side?

George Klaus - Epicor - Chairman, President and CEO

We were 13 percent.

Michael Piraino - Epicor - SVP and CFO

13 percent on the Scala side for overall revenue.

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Mark Chapelle - Key Bank Capital Markets - Analyst

Okay. And then just one final question with reference to the competitive landscape. Can you just maybe address what you are seeing with respect to JD Edwards, whether you are still seeing a kind of fall off in the JD Edwards customer base? And along with that, maybe if you could just comment on any kind of programs or initiatives you have in place right now, just to take advantage of any kind of confusion you are seeing there.

George Klaus - Epicor - Chairman, President and CEO

I am not aware of any deals during Q1 where we competed against JD Edwards. That doesn’t mean we didn’t, because out of 194 deals, I am not aware of all of them. But I am not aware of any of those being in competition with JD Edwards. JD Edwards is a very heavy AS 400 base and so we wouldn’t compete on that side of the business anyway, it would only be on the Microsoft side. I am not sure that we are seeing any benefit from that acquisition.

Our business is good, I think, without that. I am not aware of any competition with JD Edwards in the quarter.

Mark Chapelle - Key Bank Capital Markets - Analyst

Thanks. That is all for me.

Operator

We will now hear from Brad Reback with CIBC World Markets.

Brad Reback - CIBC World Markets - Analyst

Thanks a lot. George, when you look at your organic licensed revenue growth going forward, you’ve had two great quarters here in a row. I look back to last year, you had 18 percent in the first quarter, it fell off to 6 percent in the second quarter. Is this 18 sustainable? What should we sort of be looking at going forward here as we try to build a model?

George Klaus - Epicor - Chairman, President and CEO

Is 18 percent sustainable? It is 15-ish.

Brad Reback - CIBC World Markets - Analyst

Okay, so you are comfortable with 15 percent internal growth?

George Klaus - Epicor - Chairman, President and CEO

Yes, I think we should see 15 percent. You know, we are looking for $18m-ish. What is $18m in Q2 versus last year’s Q2? I don’t know.

Brad Reback - CIBC World Markets - Analyst

Well, so if I do 15 percent on the 12.2 you reported last year, that gets you about $14m, and if you take the $4.4m which Scala has just reported, grow that by 5 percent sequentially, that gets you to about $18.5m.

George Klaus - Epicor - Chairman, President and CEO

And I think we –

Michael Piraino - Epicor - SVP and CFO

Sounds like we are in the range.

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George Klaus - Epicor - Chairman, President and CEO

Sounds like we are right about there.

Brad Reback - CIBC World Markets - Analyst

Okay, that is good to know. You talked about 194 new customers, can you give us any sense, was it typical they represented 50 percent of the licensed revenue in the quarter? Any skewing there?

George Klaus - Epicor - Chairman, President and CEO

I don’t know the answer to that.

Michael Piraino - Epicor - SVP and CFO

I don’t either, actually.

George Klaus - Epicor - Chairman, President and CEO

I think we will have to get back to you on that one.

Brad Reback - CIBC World Markets - Analyst

Okay, fair enough. How about Vantage contribution in the quarter?

George Klaus - Epicor - Chairman, President and CEO

So Valerie, would you get back to him with that answer? Valerie will get back to you with that answer.

Brad Reback - CIBC World Markets - Analyst

Okay, great.

George Klaus - Epicor - Chairman, President and CEO

And what did you say?

Brad Reback - CIBC World Markets - Analyst

The Vantage contribution in the quarter, I know you had the release out early on about 10 customers. Where does that end up on a revenue basis?

George Klaus - Epicor - Chairman, President and CEO

One thing we don’t do is break out our product revenues and so we had over 20 new customers for Vantage in the quarter.

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Brad Reback - CIBC World Markets - Analyst

Brand new customers?

George Klaus - Epicor - Chairman, President and CEO

Right.

Brad Reback - CIBC World Markets - Analyst

How many upgrades?

George Klaus - Epicor - Chairman, President and CEO

None. We are not starting to do the upgrade cycle until Q2. Starting with the road show I talked about. Now we did have 50 active customers that we shipped the product to last year that will become upgrades, but we did not pursue any new upgrades in Q1. We will be doing that on this road show of 11 cities where we already have 500 customers – already have 500 customers – signed up to attend.

Brad Reback - CIBC World Markets - Analyst

Okay, just a few other quick questions here. Tax rate, Michael, going forward? Should we be using 5 percent? I know last time you had talked about 10 percent.

Michael Piraino - Epicor - SVP and CFO

No, I think we were 6.5 percent or so in the first quarter. For modeling purposes, this depends quite a bit on where the income is coming from in terms of foreign entities, because some entities we have NOL coverage and others we don’t. So I think it can range from a low of 7 percent to maybe a high of 9 or 10, but it is going to be somewhere in that range, depending on who contributes what from a country perspective.

Brad Reback - CIBC World Markets - Analyst

Right. And forgive me if I missed this, maintenance was up quite a bit sequentially, bigger than it has been since the Scala deal was done. Was there anything special that happened in the quarter? Did you get people back on maintenance, and what type of growth? I mean, I am assuming we should expect the growth there to moderate sequentially.

Michael Piraino - Epicor - SVP and CFO

We did experience some really successful win backs where we’ve got customers back. Our group there, both domestic and international and Scala actually have had quite a lot of success with some win back programs and I think I may have mentioned – you may have missed it – but I may have mentioned this premium-based maintenance program which is being launched, and I think we are experiencing some success and some good results there.

So this is a really solid area of the business with 92-93 percent renewal rates that we are experiencing on every product.

Brad Reback - CIBC World Markets - Analyst

Great, and one final question. Strategically, George, private equity guys are getting extremely aggressive across all aspects of software driving up prices for acquisitions. How do you guys compete in that environment, and do you need to take a lull on the deal front as a result of that?

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George Klaus - Epicor - Chairman, President and CEO

We are continuing to look to grow our business, looking for companies to fill in our vertical chain or with large customer bases where we can migrate our products into that we have. We will not do any acquisitions unless they are synergistic with what we are doing, unless they are accretive, especially on an adjusted basis.

It is getting harder to do acquisitions, I will agree with you there, but there are still a number of them out there and we are looking at some. We don’t have anything right now on the horizon that we are ready to announce though.

Michael Piraino - Epicor - SVP and CFO

Let me just add to that, Brad. I think you might be seeing – you mentioned the private equity firms, and that is addressing the private companies. On the one hand maybe the public to public there is some price sensitivity there with the premiums that people expect, but I think there is a lot of property that is out there. George is absolutely right, we are very strict about the IRR conditions, the discounted cash flow, the impact on earnings from an adjusted accretion basis. So if it gets expensive, we walk and we have.

But I agree, there are properties that are out there and I would like to see us do something meaningful here between now and the end of the year.

Brad Reback - CIBC World Markets - Analyst

Great. Thank you very much, guys.

Operator

(Operator instructions) We will now hear from Jim Yin with EKN, Inc.

Jim Yin - EKN, Inc. - Analyst

Yes, thank you. Did you buy back any shares during the quarter, and do you plan to do so going forward?

George Klaus - Epicor - Chairman, President and CEO

No and no.

Michael Piraino - Epicor - SVP and CFO

No, we haven’t bought any back.

Jim Yin - EKN, Inc. - Analyst

Okay.

George Klaus - Epicor - Chairman, President and CEO

We think that is a bad use of our cash, Jim.

Jim Yin - EKN, Inc. - Analyst

You prefer to pay down the debt?

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Michael Piraino - Epicor - SVP and CFO

Yes, we really would. I mean, just think about it, the debt is priced at 4.2 percent interest rate. I’ve always found that just the math isn’t compelling. Psychologically it sends a good message to The Street and we agree with you there, but I think it is just hard to make it work from an EPS accretion perspective.

Jim Yin - EKN, Inc. - Analyst

Okay. I think the rest of my questions have been answered. Thank you.

Michael Piraino - Epicor - SVP and CFO

Thank you, Jim.

Operator

You do have a follow up from Jason Brueschke.

Jason Brueschke - Pacific Growth - Analyst

Thanks. Can I maybe just get a little color, you mentioned there is an 11 city kick-off tour for Vantage. I guess two things are, over what time period? I know it was supposed to start in April, and in fact you started signing people up, but what are the actual presentations to customers going to be made? Over how many months are these 11 cities going to happen? What is your expectation of the time lag between a customer sitting in one of these presentations and when your sales guys can convert them into an upgrade?

George Klaus - Epicor - Chairman, President and CEO

Well we would expect to complete the tour in six weeks, Jason. We have it all laid out and we would expect to complete it in six weeks. We would hope for good progress in terms of revenue from that tour in the second half of the year.

Jason Brueschke - Pacific Growth - Analyst

Okay. And my last question is, you guys have done a nice job of raising the EPS guidance for the second quarter, you raised revenues for the full year. Is that on the strength that you have seen, we are 20 days into the quarter. Have we had a good start to the April quarter already, the month of April for Q2 already, or are you just maybe more going off of it has historically been a seasonally strong quarter, or is it some combination? I am trying to get some comfort on your guidance and why you are raising it this early in the year.

George Klaus - Epicor - Chairman, President and CEO

I think there are three reasons. We are off to a nice start in April, that is one. Secondly, Q2 is always a seasonally strong quarter for us, that is two. Three as I mentioned earlier, our pipeline going into the quarter is very good.

Jason Brueschke - Pacific Growth - Analyst

All right. And I guess my final question is, have you seen any pricing pressure in the market with respect to your ASPs? You didn’t do any million dollar deals, but that is probably typical for a Q1. But just what, in your particular markets, are you seeing? Are you getting more or less push back from customers on pricing or not?

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George Klaus - Epicor - Chairman, President and CEO

I think it depends on which vertical we are dealing with, Jason. There is some pricing pressure on the manufacturing vertical because a lot of the companies that don’t have as good a product as us are desperate. They are trying to compete with us on price, so we don’t believe we should leave any business on the table out there. On the other hand, we are trying to protect our prices.

So I would say from a vertical perspective, manufacturing is the worst and our services industry is not quite as bad, and the hospitality section, if we do enterprise deals then of course there are some discounts we give there, but it is not really driven by competition, it is driven by volume.

Jason Brueschke - Pacific Growth - Analyst

Okay, great. Thanks guys.

Operator

There appear to be no further questions at this time.

George Klaus - Epicor - Chairman, President and CEO

All right. Thank you, Audrey. Let me just close by thanking all of the Epicor employees. Let me thank all of the customers and let me thank all of the shareholders for your continued support. I believe that the rest of the year is going to continue to be as good as the start of the year was, and we did have a good start for a seasonally tough quarter. Thank you for joining us today.

Michael Piraino - Epicor - SVP and CFO

Thank you.

Operator

That does conclude today’s conference call. Thank you for your participation.

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